EXHIBIT 99.1
                          FIRST FEDERAL BANCORPORATION
                                 214 5th STREET
                            BEMIDJI, MINNESOTA 56601

                           OFFER TO PURCHASE FOR CASH
                       SHARES HELD BY ODD-LOT HOLDERS ONLY


     First Federal Bancorporation, a Minnesota corporation, is hereby offering to purchase for cash all shares of its common stock, $0.01 par value per share, held by stockholders owning 99 shares or less of the common stock ("Odd-Lot Holders"). Employee benefit plans are not eligible to participate in this Odd-Lot Tender Offer. Participation in this Odd-Lot Tender Offer is voluntary; however, if an Odd-Lot Holder decides to participate, such holder must sell all shares owned. This Offer expires on January __, 2002.

     Shares will be purchased by us at a price equal to the closing sales price for the common stock on the Wednesday following receipt of a properly-executed Acceptance Card by D. F. King as such price is reported on the Nasdaq SmallCap Market. No commissions or other brokerage charged by the Company in this Odd-Lot Tender Offer. However, if you hold your shares in "street name," your broker may charge a processing fee. The closing sales price of the common stock on December __, 2001 was $____.


     Depending on the number of stockholders electing to participate in this Odd-Lot Tender Offer, upon completion of this offer, the number of registered holders of our common stock may be under 300. As a result, we would be eligible to terminate the registration of the common stock under the Securities Exchange Act of 1934, as amended. Because of this, this Odd-Lot Tender Offer may be deemed a "going private" transaction under the Securities and Exchange Commission's Rule 13e-3. Under Rule 13e-3, we are required to mail this document to all of our stockholders including stockholders not eligible to participate in the Odd-Lot Tender Offer. If we are eligible to terminate our registration upon completion of this Odd-Lot Tender Offer, we intend to do so. This means that we would no longer be required to file periodic reports with the Securities and Exchange Commission (such as Forms 10-QSB and Form 10-KSB). We would also no longer be eligible to have the common stock quoted on the Nasdaq SmallCap Market.

     Our Board of Directors has approved the Odd-Lot Tender Offer. However, neither the Company nor any member of the Board of Directors or executive officers is making a recommendation to you as to whether to tender your shares. You must make your own decision as to whether to participate. Before doing so, you should review this entire document carefully. Historical market price and dividend information is included herein under "Market Price and Dividend Information." Summary financial data regarding the Company is included herein under "Summary Financial Information."

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


             THE DATE OF THIS OFFER TO PURCHASE IS DECEMBER __, 2001

                                    IMPORTANT

     If you are a holder of less than 100 shares of our common stock and wish to participate in this Odd-Lot Tender Offer, there are a number of methods by which you can tender your shares, depending upon your situation.

          o If you hold physical certificates evidencing the shares, complete and sign the enclosed Acceptance Card in accordance with the instructions on the card, mail or deliver it and any of the other required documents to Odd Lot Securities Processing Center, P.O. Box 859208, Braintree, Massachusetts 02185-9208.

          o If you are a beneficial owner who owns shares registered in the name of a broker, dealer, bank trust company or other nominee, you should contact such entity if you desire to tender your shares.

                               SUMMARY TERM SHEET

     This is a summary of the most material terms of the proposed Odd-Lot Tender
Offer:

          o This Odd-Lot Tender Offer is only open to stockholders who own 99 shares of First Federal Bancorporation common stock or less.

          o The Odd-Lot Tender Offer is voluntary; eligible stockholders may but are not required to sell their shares. If an eligible stockholder wishes to participate, however, he or she must sell all of their shares.

          o Shares held in any First Federal Bancorporation employee benefit plan are not eligible to participate.

          o All shares submitted through the program will be purchased at the prevailing market price during the period the offer remains open. The sales price you will receive for your shares will be the closing market price for the common stock on the Wednesday after a properly executed Acceptance Card is received by us. There is no guaranteed minimum price.

          o You will not be obligated to pay any commissions to the Company as a result of the Odd-Lot Tender Offer.


          o The Odd-Lot Tender Offer will expire on January __, 2002, unless extended. Your authorization to sell must be received no later than 5:00 p.m. on that date or on any date to which the Odd-Lot Tender Offer is extended. If we elect to extend the Odd Lot Tender Offer, we will pay for all shares properly tendered before the initial expiration date promptly after such date.


          o If we decide to extend the Odd-Lot Tender Offer, we will issue a press release announcing that fact to the Business Wire News Service.

          o If you sell your shares in this Odd-Lot Tender Offer, you will no longer be a stockholder of First Federal Bancorporation and will no longer have voting rights or rights to receive any dividends.

          o Depending on the number of stockholders who elect to participate in the Odd-Lot Tender Offer, upon completion of this transaction, the number of registered holders of First Federal Bancorporation common stock may be less than 300. As a result, First Federal Bancorporation may be eligible to deregister the Common Stock under the Securities Exchange Act of 1934, as amended.

          o If First Federal Bancorporation deregisters its common stock, it will no longer be eligible to be traded on the Nasdaq Stock
               Market. In addition, it will no longer be required to file periodic reports such as Forms 10-KSB and Forms 10-QSB with the Securities and Exchange Commission.

          o Since the Odd-Lot Tender Offer is voluntary and shares will be purchased at market prices, First Federal Bancorporation has not engaged any person or entity to issue a "fairness" or similar opinion with respect to this transaction.

          o    Once  you  elect  to  tender  your  shares,   your   election  is
               irrevocable.   There  are  no  other   conditions  that  must  be
               satisfied.

          o The receipt of cash by you in exchange for your shares will be a taxable transaction for United States federal income tax purposes and possible for state and local income tax purposes as well. In general, a stockholder who participates will recognize a gain equal to the difference between the amount of cash received and the stockholder's adjusted basis in the shares sold.

          o You may contact D. F. King & Co., our information agent at (800) 488-8075 if you have any additional questions or need additional copies of any of these documents.

                                 SPECIAL FACTORS


     THE PRIMARY PURPOSES OF THE ODD-LOT TENDER OFFER ARE TO PROVIDE A MEANS FOR SMALL HOLDERS TO ECONOMICALLY SELL THEIR SHARES AND TO SAVE US THE EXPENSE ASSOCIATED WITH MAINTAINING SMALL ACCOUNTS

     The primary purpose of undertaking the Odd-Lot Tender Offer was to provide an economic means for small stockholders to sell their shares. Generally, brokerage commissions are often higher on a per share basis for selling less than one round lot (100 shares). No brokerage costs will be charged to Odd-Lot Holders who elect to tender their shares in this Offer. We also benefit by saving the costs associated with maintaining these small accounts. We incur the same level of expenses for maintaining the account of a stockholder owning less than 100 shares as we do for our larger stockholders since all stockholders receive the same information.

     DEPENDING ON THE NUMBER OF STOCKHOLDERS WHO ELECT TO PARTICIPATE IN THIS ODD-LOT TENDER OFFER, WE MAY BE ELIGIBLE TO TERMINATE THE REGISTRATION OF THE COMMON STOCK UNDER THE EXCHANGE ACT

     Currently, we have approximately 323 stockholders of record of which we estimate that approximately 98 holders are eligible to participate in this Odd-Lot Tender Offer. If this Odd-Lot Tender Offer results in the number of our stockholders of record falling below 300, we will be able to terminate the registration of the common stock under the Exchange Act. If we become eligible, we intend to do so. After such termination is accomplished, we will no longer be required to file periodic reports with the Securities and Exchange Commission. This will result in additional cost savings for us. We estimate that the costs associated with preparing and filing the required reports with the SEC amounted to approximately $31,250.00 in the fiscal year ended September 30, 2000. In addition, management time associated with the preparation of these reports is considerable.

     If we terminate the registration, the public information available with respect to the Company will be substantially reduced.

     IF WE DEREGISTER THE COMMON STOCK, WE WILL NO LONGER BE ELIGIBLE TO HAVE THE COMMON STOCK LISTED ON NASDAQ OR ANY NATIONAL SECURITIES EXCHANGE

     Nasdaq requires that companies whose stock is listed for trading on the Nasdaq SmallCap Market be registered under the Exchange Act. If we terminate our registration, the common stock will no longer be eligible to be traded on Nasdaq. As such, it may be difficult for stockholders to sell their shares. We will attempt to get the common stock quoted in the Over-the-Counter market through the National Quotation Bureau's "Pink Sheets" but we cannot guarantee this will occur or that an active market will exist for you to sell your shares.

     WE DID NOT OBTAIN A FAIRNESS OPINION IN CONNECTION WITH THIS TRANSACTION; THE BOARD IS NOT MAKING A RECOMMENDATION AS TO WHETHER ELIGIBLE STOCKHOLDERS SHOULD TENDER THEIR SHARES

     Since the Odd-Lot Tender Offer is voluntary and shares will be purchased at market prices, the Board of Directors did not believe it was necessary to obtain any fairness or similar opinion in connection with this transaction.

         While the Board of Directors has approved this Odd-Lot Tender Offer and believes it is fair to the unaffiliated stockholders, neither the Board nor any executive officer is making any recommendation to eligible stockholders as to whether a stockholder should participate in this Offer.

     STOCKHOLDERS DO NOT HAVE THE RIGHT TO VOTE ON THIS TRANSACTION AND ARE NOT ENTITLED TO APPRAISAL RIGHTS

     The Odd-Lot Tender Offer is not required to be approved by stockholders although all stockholders are entitled to the receipt of this disclosure document. No dissenters' rights of appraisal will result either.


                            THE ODD-LOT TENDER OFFER

GENERAL


     We are hereby offering to purchase for cash all shares of our common stock held by Odd-Lot Holders other than employee benefit plans. As of September 30, 2001, there were _______ shares of the common stock outstanding. We estimate that approximately 98 of our 323 stockholders of record are eligible to participate in the Odd-Lot Tender Offer. Assuming all such stockholders elected to participate in the Odd-Lot Tender Offer and such shares were purchased at an average price of $10, the total cost to us of purchasing such shares would be $48,020. This would be funded with cash and other liquid assets of the Company. No dividend from the Bank nor any outside borrowing would be required to fund the purchase of the Shares. There are no conditions precedent to our purchasing of properly-tendered shares by Odd-Lot holders.


     Participation is entirely voluntary. However, if an Odd-Lot Holder elects to participate in the Odd-Lot Tender Offer, such stockholder must tender all of their shares of common stock.

PURPOSE FOR AND EFFECT OF THE ODD-LOT TENDER OFFER


     The primary purpose for conducting the Odd-Lot Tender Offer is to provide an economical means for small holders of the common stock to sell their shares without incurring any brokerage expenses. We also believe that the common stock is an attractive investment for the Company, particularly since it has consistently traded in recent periods at a price below its book value. For example, at September 30, 2001, the book value per share of the common stock was $13.76 as compared to the most recent sales price of $10.54. We also believe that the Odd-Lot Tender Offer will result in certain cost savings and other benefits to those stockholders who are not eligible to tender their shares or decide not to do so. Specifically, the Company will save on the costs of administering many small stockholder accounts and, if we become eligible to terminate our registration under the Securities Exchange Act of 1934, as amended, we will reduce our annual accounting and legal expenses associated with complying with the periodic reporting requirements. We estimate that the costs associated with preparing and filing the required reports with the SEC amounted to approximately $31,250.00 in the fiscal year ended September 30, 2000. In addition, management time associated with the preparation of these reports is considerable. Even without any cost savings, stockholders who are unable or unwilling to tender their shares may enjoy an increase in return on equity and earnings per share by reducing the amount of equity outstanding. The Board did not consider any other means for achieving these objectives.


     Depending upon the number of stockholders who elect to tender their shares in the Odd-Lot Tender Offer, the number of stockholders of record may fall below
300. As such, the Odd-Lot Tender Offer constitutes a "going private" transaction. This means that we would be eligible to terminate the registration of the common stock under the Exchange Act. While termination of the registration under the Exchange Act is not the primary purpose of this Odd-Lot Tender Offer, if we do become eligible to do so, we will deregister the common stock. The Odd-Lot Tender Offer is not conditioned upon tender of sufficient shares to permit deregistration. We believe that unaffiliated stockholders who are either ineligible or unwilling to tender their shares would benefit from the deregistration since it would result in cost savings to the company. The primary detriment of the deregistration is that the liquidity for the remaining shares outstanding will be reduced since the common stock would also become ineligible to be quoted on the Nasdaq SmallCap market.

     The Board of Directors in deciding to approve the Odd-Lot Tender Offer determined that it was fair to unaffiliated stockholders for the following reasons:


          o the Odd-Lot Tender Offer is voluntary; no Odd-Lot Holder is required to tender their shares;
          o the shares will be purchased at market prices and no commissions or charges for lost stock certificates will be paid by an eligible stockholder who elects to participate (although a holder will have federal income tax consequences) and as such, the net proceeds to be received by an Odd-Lot Holder who elects to tender their shares will be greater than if such shares were sold in customary open market transactions;
          o for stockholders either ineligible to tender or unwilling to tender, the proposed transaction was deemed to be fair since purchases at current market prices will be below the book value of the shares, thus no dilution will result; and
          o while not all stockholders are eligible to participate and no vote of stockholders is required or will be obtained, all stockholders are being notified of the transaction and the possible impact on their holdings (i.e., possible decreased liquidity) as a result.


     Given the voluntary nature of the transaction and the fact that purchases will be made at market prices, the Board of Directors did not deem it relevant to consider the market price (the price at which the shares will be purchased) of the shares as compared to historical market prices, going concern value or liquidation value. The Company is not aware of any firm offers made by any unaffiliated party during the past two years for (i) the merger consolidation of the

Company with or into another company or vice versa, (ii) the sale or transfer of all or a substantial part of the assets of the Company, or (iii) a purchase of the Company's securities that would enable the holder to exercise control of the Company.


     The Odd-Lot Tender Offer was approved by a unanimous vote of the Board of Directors (including __ of the ___ directors who are not employees). No vote of stockholders is required under Minnesota law nor did the Board deem a vote of stockholders necessary given the voluntary nature of the transaction.

TERMS OF THE OFFER


     Properly tendered shares by Odd-Lot Holders will be purchased at a price equal to the closing sales price for the common stock on the Wednesday following receipt of a properly-executed Acceptance Card by D.F. King, our Information Agent for this transaction as such price is reported on the Nasdaq SmallCap Market. Payment for properly tendered shares will be made promptly after the initial expiration date.


EXPIRATION OF THE OFFER


     The Odd-Lot Tender Offer will expire on January __, 2001 unless extended by the Company. Any such extension will be for no more than two business days. We will issue a press release to Business Wire News Service on the day prior to the scheduled expiration date if we intend to extend the expiration date. If we elect to extend the Odd-Lot Tender Offer we will pay for all properly-tendered shares tendered prior to the initial expiration date promptly after such date. Shares purchased during an extension will be paid for promptly after the proper tender of the shares.


NO DISSENTERS RIGHTS

     Stockholders are not entitled to exercise dissenters rights of appraisal in connection with the Odd-Lot Tender Offer.


FEDERAL TAX CONSEQUENCES

     The following discussions summarizes certain U.S. federal income tax consequences relevant to this offer to a shareholder that is a "United States holder," as defined below. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), temporary and final Treasury Regulations promulgated thereunder, proposed Treasury Regulations, published rulings, notices and other administrative pronouncements of the Internal Revenue Service, any judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could materially affect the tax consequences described herein.

     This summary assumes that the shares are held as capital assets, within the meaning of Section 1221 of the Code. This summary does not address all of the tax consequences that may be relevant to particular shareholders in light of their personal circumstances, or to certain types of shareholders including, without limitation, financial institutions, dealers in securities or commodities, securities traders that elect to mark to market, foreign persons, insurance companies, tax-exempt organizations, persons who hold shares as a position in a straddle or as a part of hedging or conversion transaction, and persons who acquired shares pursuant to an exercise of employee stock options or rights or otherwise as compensation. In particular, the summary discusses the consequences to a United States holder of an exchange of shares for cash pursuant to this offer. For purposes of this Summary, a "United States holder" is a holder of shares that is: (i) a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust whose administration is subject to the primary supervision of a U.S. court and the trustees of which are one or more U.S. persons who have the authority to control all substantial decisions of the trust.

     THE SUMMARY DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER. EACH SHAREHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR CONCERNING THE DECISION TO PARTICIPATE IN THIS OFFER AS WELL AS TEH SPECIFIC TAX CONSEQUENCES (FOREIGN, FEDERAL, STATE AND LOCAL) APPLICABLE TO IT.

     An exchange of shares for cash pursuant to this offer by a United States holder will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the exchange, a United States holder will be treated as having sold such holder's shares with the tax consequences described below.

     Upon a United States holder's sale of its shares, such holder will recognize a capital gain or loss equal to the difference between the amount of cash received and such holder's tax basis in the shares sold. Any capital gain or loss so recognized generally will constitute a long-term capital gain or loss if the holding period for the holder's shares sold is greater than one year as of the date of the sale. In the case of a United States holder that is an individual, estate or trust, such long-term capital gain or loss generally will be taxed at a maximum rate of 20%. The federal income tax rates applicable to capital gains for taxpayers other than individuals, estates and trusts are currently the same as those applicable to ordinary income. A United States holder's ability to deduct capital losses from ordinary income is limited. Capital losses generally may be used by a corporate taxpayer only to offset capital gains, and by a taxpayer other than a corporation only to the extent of capital gains plus $3,000 of ordinary income per year.

     Shareholders whose shares are not purchased pursuant to the offer will not incur any tax liability as a result of the consummation of this offer.

     SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PRECISE FEDERAL, STATE, LOCAL FOREIGN AND OTHER TAX CONSEQUENCES OF THIS OFFER.

     The Board of Directors considered the tax consequences of the Odd-Lot Tender Offer on unaffiliated Stockholders. Since these consequences are no differnt than if shareholders sold their shares in the market and the transaction is voluntary, the Board did not believe the tax consequences impacted the fairness of the transaction.

                      MARKET PRICE AND DIVIDEND INFORMATION


     The principal market in which the Shares are being traded is the Nasdaq, and the high and low sales prices for the Common Stock in such principal market for each quarter during the past two years is set forth below. No dividends have been paid during this period.

                                                                       High (1)         Low (1)
                                                                       --------         -------
                  FISCAL 2000:
                      First Quarter                                     7.750             5.000
                      Second Quarter                                    7.750             6.125
                      Third Quarter                                     8.000             7.063
                      Fourth Quarter                                    8.000             7.063

                  FISCAL 2001:
                      First Quarter                                     7.750             6.063
                      Second Quarter                                    9.000             6.375
                      Third Quarter                                    10.490             7.900
                      Fourth Quarter


     Since the completion of our initial public offering, we have not paid any dividends on the common stock. Since we have no operations apart from our ownership of First Federal Bank of Bemidji, our ability to pay dividends depends on the ability of First Federal to pay dividends to us. Under Office of Thrift Supervision regulations, First Federal may not pay dividends on its capital stock if its regulatory capital would thereby be reduced below the amount then required for the liquidation account established for the benefit of certain depositors of First Federal at the time of its conversion from mutual to stock form. In addition, savings institution subsidiaries of savings and loan holding companies are required to give the OTS 30 days' prior notice of any proposed declaration of dividends to the holding company. OTS regulations impose additional limitations on the payment of dividends and other capital distributions (including stock repurchases and cash mergers) by First Federal.

     Furthermore, earnings of the Bank appropriated to bad debt reserves for federal income tax purposes are not available for payment of cash dividends or other distributions to us without payment of taxes at the then current tax rate by First Federal on the amount of earnings removed from the reserves for such distributions. We intend to make full use of this favorable tax treatment afforded to First Federal and we do not contemplate use of any post-conversion earnings of First Federal in a manner which would limit either the Bank's bad debt deduction or create federal tax liabilities.

                            RECENT STOCK REPURCHASES

     The Company has conducted open-market stock repurchases during the past two years. The following table sets forth for each quarter during the past two years, the number of securities purchased, the average purchase price for each quarter and the range of prices paid for each quarter.


                                                                       RANGE OF                  AVERAGE PRICE
         QUARTER ENDING             # SHARES REPURCHASED               PRICES PAID                  PER SHARE
         --------------             --------------------               -----------               ---------------

         December 31, 1999                     7,800                     7.25                      7.250
         March 31, 2000                       26,750                     6.875-7.00                6.90
         June 30, 2000                       116,367                     6.875-7.00                7.75
         September 30, 2000                        0                        0                        0
         December 31, 2000                         0                        0                        0
         March 31, 2001                          225                     8.59                      8.59
         June 30, 2001                        10,299                     8.56 - 9.50               9.02
         September 30, 2001                        0                        0                        0



                          SUMMARY FINANCIAL INFORMATION

SUMMARY OF FINANCIAL CONDITION

                                                                             AT SEPTEMBER 30,
                                                  ------------------------------------------------------------------------
                                                   2001        2000            1999         1998        1997         1996
                                                  ------       -----          ------       ------      ------        -----
                                                                      (DOLLARS IN THOUSANDS)
Total amount of:
  Assets.....................................   $  127,032  $ 140,218     $132,290     $125,251    $ 111,492    $ 107,256
  Loans receivable, net......................       77,267     70,754       57,257       56,064       53,589       51,003
Investment securities:
  Available for sale.........................        4,189     13,633       16,071       19,732       28,757       25,750
  Held to maturity...........................       16,589     33,576       33,574       22,992           --           --

Mortgage-backed and related securities:
  Available for sale.........................        8,416     11,578       15,201       17,101       18,834       19,903
  Held to maturity...........................          138        159          234          307          530          846
Deposit accounts.............................       98,821     88,900       88,111       85,866       83,003       81,047
Advances from FHLB...........................        9,760     31,363       24,957       20,457        9,534        6,943
Other borrowings.............................        3,102      5,562        4,701        4,435        4,697        4,955
Stockholders' equity.........................       14,028     12,813       13,061       13,082       11,941       12,323

SUMMARY OF OPERATIONS

                                                                    YEAR ENDED SEPTEMBER 30,
                                             ------------------------------------------------------------------------
                                              2001        2000            1999         1998        1997         1996
                                             ------       -----          ------       ------      ------        -----
                                                                      (DOLLARS IN THOUSANDS)
Interest income...........................  $   9,902     $  9,575     $   8,756    $   8,520    $   7,891    $   7,429
Interest expense..........................      5,776        5,816         5,133        4,906        4,457        4,016
                                            ---------     --------     ---------    ---------    ---------    ---------
Net interest income before
  provision for loan losses...............      4,126        3,759         3,623        3,614        3,434        3,413
Provision for loan losses.................        268           45            98          153           --           --
Non-interest income.......................        772          782           567          651          571          533
Non-interest expense......................      3,158        3,067         2,849        2,811        2,805        3,414
                                            ---------     --------     ---------    ---------    ---------    ---------
Income before income tax expense..........      1,472        1,429         1,243        1,301        1,200          532
Income tax expense........................        559          539           473          487          492          216
                                            ---------     --------     ---------    ---------    ---------    ---------
Net income................................  $     913     $    890     $     770    $     814    $     708    $     316
                                            =========     ========     =========    =========    =========    =========
Per Share Data:
   Basic earnings per share...............  $     .93     $    .83     $     .66    $     .70    $     .58    $     .20
   Diluted earnings per share.............        .89          .82           .64          .65          .56          .19
Book value................................      13.76        12.10         10.56        10.09         9.05         8.25


KEY OPERATING RATIOS

                                                                       YEAR ENDED SEPTEMBER 30,

                                                  ------------------------------------------------------------------------
                                                   2001        2000            1999         1998        1997         1996
                                                  ------       -----          ------       ------      ------        -----
Return on assets (net earnings divided
  by average total assets)................       .66%       .65%        0.60%          0.69%        0.65%         0.31%
Return on equity (net earnings
  divided by average equity)..............      6.76       6.95         5.85           6.60         5.87          2.31
Tangible-equity-to-assets ratio
  (average equity divided by
  average total assets)...................      9.77       9.42        10.22          10.44        11.10         13.25
Interest rate spread......................      2.64       2.47         2.61           2.87         2.94          3.02
Net interest margin (1)...................      3.12       2.90         2.94           3.23         3.32          3.51
Non-performing loans to total loans (2)...       .55        .56         0.75           0.90         0.17          0.41
Non-performing assets to total assets (3).       .34        .48         0.53           0.53         0.32          0.38
Allowance for loan losses to total loans..       .86        .72         0.95           0.86         0.78          0.87
Allowance for loan losses to
  non-performing loans....................    156.78     128.78       126.14          96.14       464.13        214.93
Net charge-offs to average loans..........       .15        .13         0.07           0.15         0.05          0.08
Non-interest expense to average assets....      2.29       2.26         2.21           2.38         2.58          3.30
Average interest-earning assets to
  average interest-bearing
  liabilities.............................    111.03     109.57       107.83         108.32       108.73        111.96

__________
(1)      Net interest income/average interest earning assets.
(2)      Includes non-accruing loans and loans delinquent 90 days or more.
(3)      Includes non-performing loans and real estate owned.



                       WHERE YOU CAN FIND MORE INFORMATION

     Pursuant to Rule 13e-3 of the General Rules and Regulations under the Exchange Act, we have filed a Schedule 13e-3 with the Securities and Exchange Commission which contains additional information with respect to this Odd-Lot Tender Offer. Such Schedule 13E-3, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, as is set forth below.

     Federal securities law requires the Company to file information with the Commission concerning its business and operations. Accordingly, the Company files annual, quarterly and special reports, proxy statements and other information with the Commission. Such reports, as well as other information concerning the Company that is filed with the Commission, may be inspected and copies may be obtained at the Commission's Public Reference Section at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and 5670 Wilshire Boulevard, 11th Floor, Los Angeles, CA 90036-3648. Copies of such material may be obtained by mail, upon payment of the Commission's customary fees, from the Commission's Public Reference Section at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis, and Retrieval system. This Web site can be accessed at http://www.sec.gov.

                                                                      SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following is a list of the directors and executive officers of the Company and for each: (I) current principal occupation or employment and the name, principal business address of any corporation in which the employment or occupation is conducted; (ii) material occupations, positions, offices or employment during the past give years. Each director and executive officer is a citizen of the United States. No director or executive officer has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) nor has any been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

     WILLIAM R. BELFORD has been President and Chief Executive Officer of the Bank since 1987. Mr. Belford has served as chairman of the Board of Directors and as Campaign Chairman of the United Way of Bemidji, as President and board member for the Joint Economic Development Commission, as Chairman and Secretary of the Savings League of Minnesota, on the Board of Directors of the Chamber of Commerce, as Treasurer and on the Board of the Visitors and Convention Bureau. Most recently, he is also serving on the Board of Directors of the Minnesota League of Savings and Community Bankers. His business address is 214 5th Street, Bemidji, Minnesota 56601.

     MARTIN R. SATHRE is a retired Abstracter and Title Insurance Agent for Sathre Abstracters Incorporated of Bemidji, Minnesota. Mr. Sathre is Secretary of Bemidji Development Corporation, a non-profit corporation that owns and operates a local industrial park, and was past President of the Rotary Club of Bemidji. His business address is 214 5th Street, Bemidji, Minnesota 56601.

     RALPH T. SMITH is a life long resident of Bemidji and has been associated with Smith Law Firm P.A. of Bemidji for over 40 years. He has been a Director of First Federal since 1966 and the Chair of its Board of Directors since 1987. His business address is 115 5th Street, Bemidji, Minnesota 56601.

     DEAN J. THOMPSON is an owner of Ken K. Thompson Jewelry, a retail jeweler located in Bemidji, Minnesota. Mr. Thompson was previously on the Board of Directors of the Bemidji Area Chamber of Commerce, former Chairman of the Downtown Bemidji Business and Professional Association, and is a member of the Bemidji Jaycees, Headwaters Chapter/Ducks Unlimited, Bemidji Elks Lodge #1052, the Bemidji State University President's Club and the Bemidji Downtown
Development Authority. His business address is 419 Beltrami Avenue, Bemidji, Minnesota 56601.

     WALTER R. FANKHANEL has served as General Manager of Dave Walters, Inc., a dealer of manufactured housing and also a developer of multi-family housing and has been since 1957. His business address is P.O. Box 956, Bemidji, Minnesota 56601.

     JAMES R. SHARP retired in 1993 after 34 years as a High School Teacher, Counselor and Administrator in Bemidji, Minnesota. Mr. Sharp has served as President of the Headwaters Shrine Club, the AAD Temple Shrine, the Scottish Rite, the Masonic Lodge and the American Legion Club. His business address is 214 5th Street, Bemidji, Minnesota 56601.

     DENNIS M. VORGERT has served as Treasurer of the Company since its incorporation in 1994 and of the Bank since 1978. He is a member of the Bemidji Curling Club, the Bemidji Rotary Club, the Knights of Columbus, as well as Past member of Church Council. His business address is 214 5th Street, Bemidji, Minnesota 56601.

     KAREN JACOBSON has served as Secretary of the Company since its incorporation in 1994, and of the Bank since 1990. Ms. Jacobson is Treasurer of the local American Heart Association. Her business address is 214 5th Street, Bemidji, Minnesota 56601.

     WARREN MEISSNER is Vice President/Consumer Banking Division of the Bank. Mr. Meissner is President of the Bemidji Youth Baseball, and a member of the
Bemidji  Sunrise  Rotary,   Bemidji  Youth  Council,   American

Heritage  River  Committee,   Beltrami  County  Historical   Society,   Downtown
Development Authority and DDA liaison with the Bemidji Area Arts Council. His business address is 214 5th Street, Bemidji, Minnesota 56601.

     MIKE SHERWOOD is Vice President/Real Estate Division of the Bank. Mr. Sherwood is a member of the Headwaters Builders Association, Bemidji Board of Realtors and Girls Softball League. His business address is 214 5th Street, Bemidji, Minnesota 56601.

     There have not been any transactions between the Company and any of its executive officers or directors where the aggregate value of such transactions exceeds $60,000 during the past fiscal year.

     Other than in connection with the solicitation of revocable proxies by management in accordance with Regulation 14A of the Securities Exchange Act of 1934, as amended, there have been no agreements between the Company, any of its executive officers or directors and any other person with respect to any securities of the Company.

     The following table sets forth the aggregate number of shares owned and the percentage ownership of such shares for each director and executive officer as of June 30, 2001. None of the directors and executive officers had any transactions in the common stock during the 60 days preceding the date hereof

NAME OF DIRECTOR                    AMOUNT AND NATURE OF               PERCENT OF SHARES
OR EXECUTIVE OFFICER                BENEFICIAL OWNERSHIP               OF COMMON STOCK
--------------------                --------------------               -----------------

William R. Belford                          184,552                           14.53
Martin R. Sathre                             65,228                            5.14
Ralph T. Smith                               98,020                            7.72
Dean J. Thompson                             60,652                            4.78
Walter R. Fankhanel                          98,366                            7.75
James R. Sharp                               69,017                            5.44
Dennis M. Vorgert                            31,490                            2.48
Karen Jacobson                               19,639                            1.55
Warren Meissner                              26,092                            2.05
Mike Sherwood                                33,114                            2.61
